CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement on Form N-4 (No. 333-230375) (the “Registration Statement”) of RiverSource® RAVA 5 Advantage ® Variable Annuity (Offered for contract applications signed on or after April 29, 2019) of our report dated April 20, 2021 relating to the financial statements of RiverSource Life Insurance Co. of New York and consent to the incorporation by reference in the Registration Statement of our report dated April 21, 2021 relating to the financial statements of each of the divisions of RiverSource of New York Variable Annuity Account indicated in our report, which appear in such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 23, 2021